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The PNC Financial Services Group, Inc. and Subsidiaries             Exhibit 12.1
Computation of Ratio of Earnings
to Fixed Charges
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


                                                                              Year ended December 31,
                                    Six months ended      ---------------------------------------------------------------
Dollars in millions                    June 30, 2001        2000          1999          1998           1997          1996
-------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income from continuing operations
  before taxes                             $851           $1,848        $1,788        $1,651         $1,595        $1,526
Fixed charges excluding interest
  on deposits                               460            1,033           980         1,159          1,080         1,014
                                      -----------------------------------------------------------------------------------
Subtotal                                  1,311            2,881         2,768         2,810          2,675         2,540
Interest on deposits                        731            1,653         1,369         1,471          1,457         1,428
                                      -----------------------------------------------------------------------------------
Total                                    $2,042           $4,534        $4,137        $4,281         $4,132        $3,968
=========================================================================================================================

FIXED CHARGES
Interest on borrowed funds                 $401             $915          $870        $1,065         $1,010          $985
Interest component of rentals                26               50            44            33             26            27
Amortization of notes and
  debentures                                                   1             1             1              1             1
Distributions on Mandatorily
  Redeemable Capital Securities
  of Subsidiary Trusts                       33               67            65            60             43             1
                                    -------------------------------------------------------------------------------------
Subtotal                                    460            1,033           980         1,159          1,080         1,014
Interest on deposits                        731            1,653         1,369         1,471          1,457         1,428
                                    -------------------------------------------------------------------------------------
Total                                    $1,191           $2,686        $2,349        $2,630         $2,537        $2,442
=========================================================================================================================

RATIO OF EARNINGS TO FIXED
  CHARGES
Excluding interest on deposits             2.85x           2.79x          2.82x        2.42x           2.48x         2.50x
Including interest on deposits             1.71            1.69           1.76         1.63            1.63          1.62
=========================================================================================================================
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